Exhibit 99.5

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE DEBT SECURITIES OFFERINGS]

SUBJECT TO COMPLETION, DATED                        , 20

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated                      , 20             )

$

% [conversion/ranking information] Notes due

We are offering $                   in aggregate principal amount of                  % [Insert ranking/conversion information] notes due, which we refer to as the Notes. [Insert relevant information regarding interest payments, redemption, collateral, subordination, etc.]

We are an internally managed, non-diversified closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”). We originate, structure and invest in senior secured term loans, mezzanine debt and selected equity securities primarily in privately-held middle market companies. In addition to our middle market investment business, our wholly-owned portfolio companies, Katonah Debt Advisors, L.L.C., Trimaran Advisors, L.L.C., and related affiliates controlled by us (collectively, our “Asset Manager Affiliates”), manage collateralized loan obligation funds (“CLO Funds”) that invest in broadly syndicated loans, high-yield bonds and other corporate credit instruments.

Our investment objective is to generate current income and capital appreciation from the investments made by our middle market business in senior secured term loans, mezzanine debt and selected equity investments in privately-held middle market companies. We also expect to receive distributions of recurring fee income and to generate capital appreciation from our investment in the asset management business of our Asset Manager Affiliates.

Investing in the Notes involves a high degree of risk and should be considered highly speculative. See “Risk Factors” beginning on page [ ] of this prospectus supplement and on page [ ] of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in the Notes.

This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in the Notes. Please read this prospectus supplement and the accompanying prospectus before investing and keep them for future reference. We file periodic reports, current reports, proxy statements and other information with the Securities and Exchange Commission. This information is available free of charge by contacting us at 295 Madison Avenue, 6th Floor, New York, New York 10017, by telephone at (212) 455-8300, or on our website at http://www.kcapinc.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider that information to be part of this prospectus supplement or the accompanying prospectus. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains information about us.

.

	Per Note	Total
Public offering price	$	$
Sales load (underwriting discount)	$	$
Proceeds, before expenses, to us(1)	$	$

(1)	We estimate that we will incur approximately $ of expenses relating to this offering, resulting in net proceeds, after sales load (underwriting discount) and expenses, to us of approximately $ million.

[The public offering price set forth above does not include accrued interest, if any. Interest on the Notes will accrue from [ ] and must be paid by the purchaser if the Notes are delivered after [ ].

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters an option, exercisable at any time until 30 days after the date of this prospectus supplement, to purchase up to an additional $                    total aggregate principal amount of Notes offered hereby.

Delivery of the Notes in book-entry form only through [The Depository Trust Company] will be made on or about         , 20          .

The date of this prospectus supplement is                  , 20            .

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Page
ABOUT THIS PROSPECTUS SUPPLEMENT	S-
PROSPECTUS SUPPLEMENT SUMMARY	S-
SPECIFIC TERMS OF THE NOTES AND THE OFFERING	S-
RISK FACTORS	S-
FEES AND EXPENSES	S-
USE OF PROCEEDS	S-
CAPITALIZATION	S-
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	S-
UNDERWRITING	S-
LEGAL MATTERS	S-
AVAILABLE INFORMATION	S-

PROSPECTUS

[Insert table of contents from base prospectus]

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer to sell, or a solicitation of an offer to buy, any of the Notes by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of the Notes. Our financial condition, results of operations and prospects may have changed since those dates. To the extent required by law, we will amend or supplement the information contained in this prospectus supplement and the accompanying prospectus to reflect any material changes to such information subsequent to the date of this prospectus supplement and the accompanying prospectus and prior to the completion of any offering pursuant to this prospectus supplement and the accompanying prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from or is additional to the information contained in the accompanying prospectus, you should rely only on the information contained in this prospectus supplement. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Available Information” before investing in the Notes.

Forward-Looking Statements

Information contained in this prospectus supplement and the accompanying prospectus may contain forward-looking statements. In addition, forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology. The matters described in “Risk Factors” in the accompanying prospectus and certain other factors noted throughout this prospectus supplement and the accompanying prospectus constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, or the Securities Act. For a list of factors that could affect these forward-looking statements, see “Risk Factors” in this prospectus supplement and the accompanying prospectus and “Special Note Regarding Forward-Looking Statements” in the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that is important to you. To understand the terms of the Notes offered pursuant to this prospectus supplement and the accompanying prospectus, you should read the entire prospectus supplement and the accompanying prospectus carefully. Together, these documents describe the specific terms of the Notes we are offering. Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ option to purchase additional Notes.

In this prospectus, unless the context otherwise requires, the terms the “Company,” “KCAP Financial,” “we,” “us” and “our” refer to KCAP Financial, Inc., in each case together with our wholly-owned portfolio companies Katonah Debt Advisors, L.L.C. and Trimaran Advisors, L.L.C. “Katonah Debt Advisors” refers to Katonah Debt Advisors, L.L.C. and related affiliates controlled by us. “Trimaran Advisors” refers to Trimaran Advisors, L.L.C. and related affiliates controlled by us.

Overview

We originate, structure, and invest in senior secured term loans, mezzanine debt and selected equity securities primarily in privately-held middle market companies. We define the middle market as comprising companies with earnings before interest, taxes, depreciation and amortization, which we refer to as “EBITDA,” of $10 million to $50 million and/or total debt of $25 million to $150 million.

In addition to our middle market investment business, Katonah Debt Advisors, L.L.C. and its asset manager affiliates (collectively, “Katonah Debt Advisors”) and Trimaran Advisors, L.L.C. (“Trimaran Advisors”, together with Katonah Debt Advisors, our “Asset Manager Affiliates”) each manage collateralized loan obligation funds (“CLO Funds”) that invest in broadly syndicated loans, high-yield bonds and other corporate credit instruments. Each of Katonah Debt Advisors and Trimaran Advisors are our wholly-owned portfolio companies, and each are registered investment advisers under the Investment Advisers Act of 1940 (the “Adviser Act”).

Our investment objective is to generate current income and capital appreciation from the investments made by our middle market business in senior secured term loans, mezzanine debt and selected equity investments in privately-held middle market companies. We also expect to receive distributions of recurring fee income and to generate capital appreciation from our investments in the asset management businesses of our Asset Manager Affiliates. We intend to grow our portfolio of assets by raising additional capital, including through the prudent use of leverage available to us. While our primary investment focus is on making loans to, and selected equity investments in, privately-held middle market companies, we may also invest in other investments such as loans to larger, publicly-traded companies, high-yield bonds and distressed debt securities. We may also receive warrants or options to purchase common stock in connection with our debt investments. In addition, we may also invest in debt and equity securities issued by the CLO Funds managed by our Asset Manager Affiliates or by other asset managers.

We seek to manage risk through a rigorous credit and investment underwriting process and an active portfolio monitoring program. We employ a disciplined approach in the selection and monitoring of our investments. Generally, we target investments that will generate a current return through interest income to provide for stability in our net income and place less reliance on realized capital gains from our investments. Our investment philosophy is focused on preserving capital with an appropriate return profile relative to risk. Our investment due diligence and selection generally focuses on an underlying issuer’s net cash flow after capital expenditures to service its debt rather than on multiples of net income, valuations or other broad benchmarks which frequently miss the nuances of an issuer’s business and prospective financial performance. We also generally avoid concentrations in any one industry or issuer.

We were formed in August 2006. In December 2006, we completed our initial public offering (“IPO”), which raised net proceeds of approximately $200 million after the exercise of the underwriters’ over-allotment option. In connection with our IPO, we issued an additional 3,484,333 shares of our common stock in exchange for the ownership interests of Katonah Debt Advisors and in securities issued by the CLO Funds managed by Katonah Debt Advisors and two other asset managers. On February 29, 2012, we purchased Trimaran Advisors, a CLO manager similar to Katonah Debt Advisors. Contemporaneously with the acquisition of Trimaran Advisors, we acquired from Trimaran Advisors equity interests in certain CLO Funds managed by Trimaran Advisors. As of December 31, 2012, Katonah Debt Advisors and Trimaran Advisors are the Company’s only wholly-owned portfolio companies and have approximately $3.6 billion of par value assets under management. Katonah Debt Advisors and Trimaran Advisors are each managed independently from us by separate management teams and investment committees.

Including employees of our Asset Manager Affiliates, we employ an experienced team of 16 investment professionals and 25 total staff members. Dayl W. Pearson, our President and Chief Executive Officer, and one of our directors, has been in the financial services industry for over 33 years. During the past 20 years, Mr. Pearson has focused almost exclusively in the middle market and has originated, structured and underwritten over $7 billion of debt and equity securities. R. Jon Corless, our Chief Investment Officer has managed investment portfolios in excess of $4 billion at several institutions and has been responsible for managing portfolios of leveraged loans, high-yield bonds, mezzanine securities and middle market loans. Edward U. Gilpin, our Chief Financial Officer, Secretary and Treasurer, has significant experience in overseeing the financial reporting for asset management businesses, including the fair value accounting of CLO securities owned by them.

We are an internally managed, non-diversified closed-end investment company that is regulated as a business development company (“BDC”) under the Investment Company Act of 1940. Because we are internally managed by our executive officers under the supervision of our Board of Directors and do not depend on a third party investment advisor, we do not pay investment advisory fees and all of our income is available to pay our operating costs and to make distributions to our stockholders. As a BDC, we are required to comply with regulatory requirements, including limitations on our use of debt. We are permitted to, and expect to continue to, finance our investments through borrowings. However, as a BDC, we are only generally allowed to borrow amounts such that our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowing. The 1940 Act also generally prohibits us from declaring any cash dividend or distribution on any class of our capital stock if our asset coverage is below 200% at the time of the declaration of the dividend or distribution.

We have also elected to be treated for U.S. federal income tax purposes as a regulated investment company (“RIC”) under the Internal Revenue Code (“Code”) and intend to operate in a manner to maintain our RIC tax treatment. Accordingly, we generally will not pay corporate-level U.S. federal income taxes on any net ordinary income or capital gains that we timely distribute to our shareholders as dividends. To maintain our RIC tax treatment, we must meet specified source-of-income and asset diversification requirements and distribute annually at least 90% of our net ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, for each year.

Our Corporate Information

Our principal executive offices are located at 295 Madison Avenue, 6th Floor, New York, New York 10017, and our telephone number is (212) 455-8300. We maintain a website on the Internet at http://www.kcapinc.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

Recent Developments

SPECIFIC TERMS OF THE NOTES AND THE OFFERING

This prospectus supplement sets forth certain terms of the Notes that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of the Notes. You should read this section together with the more general description of the Notes in the accompanying prospectus under the heading “Description of Our Debt Securities” before investing in the Notes. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus or in the indenture governing the Notes.

[Insert material terms of the Notes in tabular form to the extent required to be disclosed by applicable law or regulation.]

RISK FACTORS

[Insert risk factors applicable to the Notes and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

FEES AND EXPENSES

STOCKHOLDER TRANSACTION EXPENSES (as a percentage of the offering price)
Sales Load	—	%(1)
Offering Expenses	—	%(2)
Dividend Reinvestment Plan Fees	None	(3)
Total Stockholder Transaction Expenses	—%
ANNUAL EXPENSES (as a percentage of net assets attributable to common stock)
Operating Expenses		%(3)
Interest Payments on Borrowed Funds		%(4)
Other Expenses		%(5)
Acquired Fund Fees and Expenses		%(6)
Total Annual Expenses		%

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in the Company. In calculating the following expense amounts, we have assumed we would have no additional leverage and that our annual operating expenses would remain at the levels set forth in the table above, and that you would pay a sales load of 4.5% (the estimated underwriting discount to be paid by us with respect to common stock sold by us in an offering).

	1 YEAR	3 YEARS	5 YEARS	10 YEARS
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	$	$	$

(1)	In the event that our securities are sold to or through underwriters, a corresponding prospectus supplement will disclose the applicable sales load.

(2)	In the event that we conduct an offering of our securities, a corresponding prospectus supplement will disclose the estimated offering expenses. Our common stockholders will bear, directly or indirectly, the expenses of any offering of our securities, including debt securities.

(3)	The expenses associated with the administration of our dividend reinvestment plan are included in “Other Expenses.” The participants in the dividend reinvestment plan pay a pro rata share of brokerage commissions incurred with respect to open market purchases, if any, made by the administrator under the plan. For more details about the plan, see “Dividend Reinvestment Plan.”

(3)	“Operating Expenses” represents an estimate of our annual operating expense. We do not have an investment advisor. We are internally managed by our executive officers under the supervision of our Board of Directors. As a result, we do not pay investment advisory fees. Instead we pay the operating costs associated with employing investment management professionals.

(4)	“Interest Payments on Borrowed Funds” represents an estimate of our annual interest expense based on payments required under our outstanding Senior Convertible Notes, the Facility and the Senior Notes.

(5)	“Other expenses” are based on the amounts incurred for the year ended , and include our overhead and administrative expenses.

(6)	Reflects the estimated annual collateral manager fees that will be indirectly incurred by us in connection with our equity investments in CLO funds during the twelve months following the date of this prospectus. Collateral manager fees are charged on the total assets of the CLO fund, including the assets acquired with borrowed funds, but are assumed to be paid by the equity holders of the CLO funds (i.e., from the residual cash flows after interest payments to the senior debt holders in the CLO funds).

Therefore, these collateral manager fees (which generally range from % to % of total assets) are effectively much higher when allocated only to the equity holders of the CLO funds as we have done in the table above. In this regard, the debt tranches that we hold in any of these CLO funds are not deemed to pay any such collateral manager fees for purposes of the table set forth above. The calculation also includes the payment of incentive fees that will likely be earned by the investment manager of the CLO funds in which we hold an equity investment in the next twelve months. It is important to highlight that approximately % of the collateral manager and incentive fees reflected in the table above are paid to our Asset Manager Affiliates, which are wholly owned by us. Therefore, any such fees paid to our Asset Manager Affiliates will inure to the benefit of our stockholders in light of our 100% ownership of the Asset Manager Affiliates.

The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown. Moreover, while the example assumes, as required by the applicable rules of the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, participants in our dividend reinvestment plan may receive shares valued at the market price in effect at that time. This price may be at, above or below net asset value. See “Dividend Reinvestment Plan” for additional information regarding our dividend reinvestment plan.

USE OF PROCEEDS

The net proceeds from our sale of the $ million aggregate principal amount of Notes in this offering are estimated to be approximately $ million, or $ million if the underwriters’ option to purchase additional Notes is exercised in full, assuming a public offering price of 100% of par, and after deducting the underwriting discount and estimated offering expenses. The underwriting discount is $ per share.

We intend to use substantially all of the net proceeds from selling our securities for general corporate purposes, which includes investing in portfolio companies and CLO funds in accordance with our investment objective and strategies described elsewhere in this prospectus. The supplement to this prospectus relating to an offering will more fully identify the use of proceeds from such an offering.

We anticipate that substantially all of the net proceeds from any offering of our warrants will be used as described above within six to twelve months. Pending such use, we intend to invest the net proceeds of an offering in cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment. These securities may earn yields substantially lower than the income that we anticipate receiving once we are fully invested in accordance with our investment objective.

CAPITALIZATION

The following table sets forth our capitalization as of :

•	on an actual basis; and

•	on an as adjusted basis to reflect the sale of shares of common stock in this offering, assuming a public offering price of $ per share (based on the last reported sales price of our common stock on the NASDAQ Global Select Market on , , after deducting the underwriting discount and estimated offering expenses payable by us.

As of
	Actual	As Adjusted
	(Unaudited)	(Unaudited)
Cash	$	$
Borrowings
Stockholders’ equity:
Common stock, par value $0.01 per share; 100,000,000 common shares authorized, shares outstanding
Capital in excess of par value

Accumulated undistributed net investment income
Accumulated net realized losses
Net unrealized depreciation of investments
Total stockholders’ equity	$	$
Total capitalization	$	$

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

[Insert disclosure regarding federal income tax consequences of an investment in the Notes to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

              and                         are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated           ,         , each underwriter named below severally agrees to purchase the aggregate principal amount of Notes indicated in the following table:

Underwriters	Principal Amount
Total

The underwriters are committed to take and pay for all of the Notes being offered, if any are purchased, other than the Notes covered by the option described below.

Option to Purchase Additional Notes

If the underwriters sell more Notes than the total number set forth in the table above, the underwriters have an option to buy up to an additional $ aggregate principal amount of Notes from us. They may exercise that option for 30 days. If any Notes are purchased pursuant to this option, the underwriters will severally purchase the Notes in approximately the same proportion as set forth in the table above.

Commissions and Discounts

An underwriting discount of                  % per Note will be paid by us. This underwriting discount will also apply to any Notes purchased pursuant to the overallotment option.

The following table shows the total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Note	Without Option	With Option
Public offering price
Underwriting discount
Proceeds, before expenses, to us

[The underwriters propose to offer some of the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to certain other Financial Industry Regulatory Authority (FINRA) members at the public offering price less a concession not in excess of                 % of the aggregate principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of                % of the aggregate principal amount of the Notes. After the initial offering of the Notes to the public, the public offering price and such concessions may be changed. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.]

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $         .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

[Listing

The Notes are a new issue of securities with no established trading market. We intend to list the Notes on. We expect trading in the Notes on to begin within days after the original issue date. Currently there is no public market for the Notes.

We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the Notes and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.]

Price Stabilizations and Short Positions

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include overallotment, covering transactions and stabilizing transactions. Overallotment involves sales of securities in excess of the aggregate principal amount of securities to be purchased by the underwriters in the offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time without any notice relating thereto.

Additional Underwriter compensation

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Certain of the net proceeds from the sale of the Notes, not including underwriting compensation, may be paid to affiliates of in connection with the repayment of debt owed under the [facility]. As a result, and/or their affiliates may receive more than 5% of the net proceeds of this offering, not including underwriting compensation.

If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge or may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington D.C. Certain legal matters related to the offering will be passed upon for the underwriters by.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the Notes offered by this prospectus supplement. The registration statement contains additional information about us and the Notes being offered by this prospectus supplement.

We file with or furnish to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Securities Exchange Act of 1934. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.